Exhibit 99.1

MILLIPORE CORPORATION

GOVERNANCE GUIDELINES

1.	The “Board Organization, Nominating & Public Policy Committee” shall be renamed the “Governance & Public Policy Committee” to emphasize the important role the Committee must play in overseeing corporate governance policies, practices and procedures.

2.	The charter of the Governance & Public Policy Committee shall include the following responsibility:

To initiate, review and assess policies, programs, and procedures designed to ensure that the Corporation is governed by its Directors and managed by its executives in a manner best suited to serve its shareholders.

3.	The Board of Directors shall appoint one of its members to serve as the Lead Director of the Board during those times when the Chairman of the Board is also the CEO of the Corporation. In this role, the Lead Director shall chair all executive sessions of the Board of Directors, work in concert with the Chairman\CEO in establishing agendas for Board meetings and be a focal point for input to the CEO from all members of the Board of Directors.

4.	An executive session shall be a standing agenda item at all of the routine Board of Directors’ meetings. An executive session shall mean a meeting of the Board of Directors at which management and non-independent directors are excused. Ad hoc executive sessions may be scheduled by the Lead Director at any time, upon proper notice to all of the other Directors.

5.	An executive session will be scheduled at each October meeting of the Board of Directors at which time the Board’s Committee members will be divided into approximately three groups of three members. Each group will be led by a member of the Governance and Public Policy Committee. The groups will review and assess the Board’s performance over the prior year. The findings of each group will be discussed at the plenary session of the Board (including the Chairman\CEO) and the Board will consider the findings and institute any actions it deems appropriate to improve its performance.

6.	The CEO, at the December Board meeting, will provide a year to date self-evaluation of his performance, in anticipation of his review by the Management, Development and Compensation Committee in February.

7.	The Board of Directors shall endeavor to rotate the members of its committees in the following manner:

Approximately every three years, all committee members will be assigned to new committees with the exception of one (non-chairman) member of each committee who, for the purpose of continuity, will assume the chairmanship of his/her current committee.

8.	In order to even more closely align the interests of the Directors with those of the shareholders at large, Directors will be required to acquire over no more than four years Millipore stock with a value of at least $100,000.

9.	Once a year, the Governance and Public Policy Committee shall review Directors’ compensation, and recommend to the Board any changes to the Corporation’s compensation for Board members which it deems to be warranted. In making its recommendations, the Committee will be guided by (1) the compensation, obtained through survey data, provided to other public company directors and (2) the effect of a particular type of compensation on the independence of the directors.

10.	There shall be a mandatory retirement age of 72 for all Directors.

11.	A majority of the Board will be independent as that term is defined in subsections 1 and 2 of Section 303A of the New York Stock Exchange Listed Company Manual.

12.	Directors will be expected to make good faith efforts to attend the annual meeting of shareholders and all Board and assigned Committee meetings.

13.	The Board of Directors will have full access to management and independent advisors as necessary and appropriate.

14.	Directors will be provided with a “Directors’ Source Book” which will contain orientation and other materials useful in aiding the director in carrying out his/her responsibilities as a director of a public company. The General Counsel, as necessary and from time to time, will advise the Board on its duties.

15.	Management succession and planning will be the responsibility of the Management Development and Compensation Committee, the charter of which details its responsibilities.

16.	Any nominee for Director, in an uncontested election, who receives a greater number of votes “withheld” from his or her election than “for” such election shall tender his or her resignation for consideration by the Governance & Public Policy Committee. The Governance & Public Policy Committee shall recommend to the Board the action to be taken with respect to such resignation. The Corporation shall publicly disclose each such resignation, the related action taken by the Board and the reasons therefor.

Amended and Restated on October 26, 2006.